UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 8, 2018

PDL BioPharma, Inc.

(Exact name of Company as specified in its charter)

000-19756
(Commission File Number)

Delaware	94-3023969
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

932 Southwood Boulevard
Incline Village, Nevada 89451
(Address of principal executive offices, with zip code)

(775) 832-8500
(Company’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 8.01 Other Events.

On June 8, 2018, Noden Pharma DAC (“Noden”), a wholly owned subsidiary of PDL BioPharma, Inc. (the “Company”), entered into a Settlement Agreement (the “Settlement Agreement”) with Anchen Pharmaceuticals, Inc. and its affiliates (“Anchen”) to resolve the patent litigation relating to Anchen’s Abbreviated New Drug Application (“ANDA”) seeking approval from the U.S. Food and Drug Administration to market a generic version of Noden’s Tekturna® product.

The patent litigation proceedings relate to U.S. Patent No. 8,617.595, which expires in February 2026, and is described in further detail in Part II, Item 1 (referencing Note 12 “Commitments and Contingencies” to the Company’s Notes to Condensed Consolidated Financial Statements in Part I, Item 1 thereof) of the Company’s Quarterly Report on Form 10-Q filed May 9, 2018. Under the terms of the Settlement Agreement, the parties agreed to file a stipulation of dismissal with the United States District Court for the District of Delaware to facilitate dismissal of the litigation in its entirety, with prejudice.

Under the Settlement Agreement, Noden grants Anchen a non-exclusive, royalty free, fully paid up and non-transferable license to manufacture and commercialize in the United States a generic version of Tekturna which is described in Anchen’s ANDA, and Anchen agrees to not commercialize its generic version of Tekturna prior to March 1, 2019. The license grant excludes certain formulations covered by the ‘595 patent which closely relate to the commercial formulation of Tekturna marketed by Noden. The Settlement Agreement further includes releases by each party for liabilities associated with the litigation and an acknowledgement from Anchen that the ‘595 patent claims are valid and enforceable.

In accordance with the terms of the Settlement Agreement, the parties will submit the Settlement Agreement to the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice for review.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDL BIOPHARMA, INC.
(Company)

By:	/s/ John P. McLaughlin
John P. McLaughlin
Chief Executive Officer

Dated: June 12, 2018